NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 16, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 04, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger bewteen EQV Ventures Acquisition Corp. and Presidio Production Company became effective on March 05, 2026. Each Class A Ordinary Share of EQV Ventures Acquisition Corp. will ultimately be converted into the right to receive one Share of Presidio Production Company Class A Common Stock; Each Warrants, each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share of EQV Ventures Acquisition Corp. will ultimately be converted into the right to receive one Warrants of Presidio Production Company; and the Units of EQV Ventures Acquisition Corp. will automatically separate into the component securities, and, as a result, will no longer trade as a separate security. This Form 25 is being filed solely in connection with the discontinuation of the trading on NYSE of the Class A Ordinary Share and the Warrants, each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share of EQV Ventures Acquisition Corp. (FTW old CUSIP: G3106N109, FTW WS old CUSIP: G3106N117) and does not affect the continued listing on NYSE of the Class A Common Stock and Warrants of Presidio Production Company (FTW New. CUSIP: 74102N101, FTW WS new CUSIP: 74102N119). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 05, 2026.